Exhibit 10.11

1050 Page Mill Road

Palo Alto, CA 94304

T: 650-859-1485

F: 650-858-1999

www.cellbiosciences.com

June 25, 2008

Jason B. Novi

Re:	Offer of Employment with Cell Biosciences, Inc.

Dear Jason:

On behalf of Cell Biosciences, Inc. (the “Company”), I am pleased to offer you employment with the Company as Vice President, Finance and Chief Financial Officer, reporting to Tim Harkness, CEO. This letter sets out the terms of your employment with the Company, which will start on Friday, June 27, 2008.

You will be paid a base salary of $225,000 (Two Hundred Twenty-five Thousand dollars) per year in accordance with the Company’s normal payroll procedure, less standard payroll deductions and withholdings. You will also be eligible to participate in various Company fringe benefit plans. These include access to group health insurance (medical, dental and vision insurance coverage), 401(k), and other benefits the Company may make available and provide to its employees, subject to the terms of the applicable plan. You also will be eligible for vacation and sick leave according to standard Company policy. The Company may also consider you for bonuses, although the amount of such bonuses, if any, and the criteria for determining the award of such bonuses, shall be in the sole discretion of the Company and you must remain employed by the Company through payment of the bonus in order to be eligible to receive any bonus payment.

We strongly believe that our collective success will depend on the quality of the people and their equity involvement in the Company in the long term. As such, subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 140,000 (One Hundred Forty Thousand) shares of Company common stock under the Company’s 2003 stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Twenty five percent of the option will vest on the first anniversary of your initial date of employment. After that one year period, the option will vest at 1/48th per month, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option. Your participation in any stock option or employee benefit program is not to be regarded as assuring your continuing employment with the Company for any particular period of time.

You should be aware that your employment with the Company is for no special period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. Further, this provision cannot be altered or amended absent a writing signed by you and the Chief Executive Officer of the Company.

This agreement, the referenced stock option agreement and the included Employee Proprietary Information and Inventions Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all other promises, negotiations, representations or agreements between you and the Company, whether written or oral. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

You hereby represent that your employment with the Company will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by you in confidence or in trust prior to becoming an employee of the Company, and you will not improperly use or disclose to the Company, or induce the Company to use or disclose, any confidential or proprietary information or material belonging to any previous employer or others. You further agree to not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person and the Company.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

We look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement. We look forward to your favorable reply and a productive and enjoyable work relationship.

Sincerely,

Cell Biosciences, Inc.

By:	/s/ Tim Harkness	Date: 6/25/08
Tim Harkness, CEO

I agree to and accept employment with Cell Biosciences, Inc. on the terms and conditions set forth in this agreement.

By:	/s/ Jason Novi	Date: 6/27/08
Jason B. Novi

Cell Biosciences, Inc.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Cell Biosciences, Inc. (the “COMPANY”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	NONDISCLOSURE

1.1	RECOGNITION OF COMPANY’S RIGHTS; NONDISCLOSURE.

At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2	PROPRIETARY INFORMATION.

The term “PROPRIETARY INFORMATION” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “PROPRIETARY INFORMATION” includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques hereinafter collectively referred to as “INVENTIONS”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3	THIRD PARTY INFORMATION.

I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“THIRD PARTY INFORMATION”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4	NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS.

During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1	PROPRIETARY RIGHTS.

The term “PROPRIETARY RIGHTS” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2	PRIOR INVENTIONS.

Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on EXHIBIT B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “PRIOR INVENTIONS”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in EXHIBIT B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on EXHIBIT B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3	ASSIGNMENT OF INVENTIONS.

Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “COMPANY INVENTIONS.”

2.4	NONASSIGNABLE INVENTIONS.

This Agreement does not apply to an Invention that qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “SECTION 2870”). I have reviewed the notification on EXHIBIT A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5	OBLIGATION TO KEEP COMPANY INFORMED.

During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6	GOVERNMENT OR THIRD PARTY.

I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7	WORKS FOR HIRE.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8	ENFORCEMENT OF PROPRIETARY RIGHTS.

I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.9	COMPANY MATERIALS.

In addition to the foregoing, I understand that the Company possesses or will possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Materials” include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer software, media or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products, and the like. All Company Materials shall be the sole property of the Company. I agree that during my employment by the Company, I will not physically or electronically remove or transmit any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except for a proper purpose in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or for no reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

3.	RECORDS.

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.	ADDITIONAL ACTIVITIES.

I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while I am employed by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee or consultant of the Company to leave the employ of the Company.

5.	NO CONFLICTING OBLIGATION.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.	RETURN OF COMPANY DOCUMENTS.

When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company (including Company Materials). I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing, and signing the Company’s termination statement.

7.	LEGAL AND EQUITABLE REMEDIES.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.	NOTICES.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.	NOTIFICATION OF NEW EMPLOYER.

In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.	GENERAL PROVISIONS.

10.1	GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION.

This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Mateo County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2	SEVERABILITY.

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3	SUCCESSORS AND ASSIGNS.

This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4	SURVIVAL.

The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5	EMPLOYMENT.

I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6	WAIVER.

No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7	ENTIRE AGREEMENT.

The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us; provided, however, that this Agreement does not set forth all the terms and conditions of my employment with the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: June 27, 2008.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: June 27, 2008

/s/ Jason Novi
(SIGNATURE)

Jason Novi
(PRINTED NAME)

ACCEPTED AND AGREED TO:

Cell Biosciences, Inc.

By:

Title:

(Address)

Dated:

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;
2.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Jason Novi

Jason Novi
(PRINTED NAME OF EMPLOYEE)

Date:	June 27, 2008

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT B

TO:	Cell Biosciences, Inc.

FROM:	Jason Novi

DATE:	June 27, 2008

SUBJECT:	PREVIOUS INVENTIONS

1.	Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Cell Biosciences, INC., (the “COMPANY”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	INVENTION OR IMPROVEMENT	PARTY (IES)	RELATIONSHIP
1.
2.
3.

☐.	Additional sheets attached.